                                                                    EXHIBIT 99.5


                        Community National Corporation
                         Proposed Holding Company for
                     Lexington First Federal Savings Bank
                             Lexington, Tennessee

                         Proposed Marketing Materials

                                     DRAFT
                                    7/10/97

                            Marketing Materials for
                        Community National Corporation
                             Lexington, Tennessee

                               Table of Contents
                               -----------------

I.       Press Release
         A.   Explanation
         B.   Schedule
         C.   Distribution List
         D.   Press Release Examples

II.      Advertisements
         A.   Explanation
         B.   Schedule
         C.   Advertisement Examples

III.     Question and Answer Brochure
         A.   Explanation
         B.   Method of Distribution
         C.   Example

IV.      Officer and Director Brochure
         A.   Explanation
         B.   Method of Distribution
         C.   Example

V.       IRA Mailing
         A.   Explanation
         B.   Quantity
         C.   IRA Mailing Example

VI.      Counter Cards and Lobby Posters
         A.   Explanation
         B.   Quantity

VII.     Invitations
         A.   Explanation
         B.   Quantity - Method of Distribution
         C.   Examples

VIII.    Letters
         A.   Explanation
         B.   Method of Distribution
         C.   Examples

IX.      Proxygram
         A.   Explanation
         B.   Example

                              I.  Press Releases


A.   Explanation

     In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, Trident advises the Bank to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.   Schedule

     1. OTS Approval of Conversion

     2. Close of Stock Offering

                     National and Local Distribution List
                     ------------------------------------


The Bank should provide a supplemental distribution list which includes all local newspapers that it considers to be within their market area.

                               (TO BE PROVIDED)

Press Release                 FOR IMMEDIATE RELEASE
                              ---------------------
                              For More Information Contact:
                              Howard Tignor
                              (901) 968-6624


                     LEXINGTON FIRST FEDERAL SAVINGS BANK,
                     --------------------------------------

              REORGANIZATION FROM MUTUAL HOLDING COMPANY TO STOCK
              ---------------------------------------------------

                           HOLDING COMPANY APPROVED
                           -------------------------

     Howard Tignor, President of Lexington First Federal Savings Bank, (the "Bank"), Lexington, Tennessee, announced today that the Bank has received approval from the Office of Thrift Supervision of the U. S. Department of the Treasury to reorganize from the mutual holding company form of organization to the stock holding company form of organization. In connection with the reorganization, the Bank has formed a new stock company, Community National Corporation (the "Company"), to serve as the stock holding company of the Bank.

     Pursuant to a plan of conversion and agreement and plan of reorganization, the Company is offering up to 382,375 shares, subject to adjustment of its common stock, at a price of $10.00 per share. Certain depositors and borrowers as of specified record dates, the Bank's Employee Stock Ownership Plan, directors, officers and employees and public stockholders of the Bank will have an opportunity to purchase stock through a Subscription Offering that will close
on __________, 1997.   Stock may be offered to the general public in a Community
Offering with first preference given to natural persons who reside in _________ Counties, Tennessee. The Subscription offering and the Community Offering (together, the "Offering") will be managed by Trident Securities, Inc. of Raleigh, North Carolina. In addition, public stockholders of the Bank as of the effective date of the reorganization will receive shares of common stock in the Company in exchange for their common shares of the Bank at an exchange ratio specified in the Prospectus. Offering Materials describing, among other things, the terms of the Offering will be mailed to certain customers and stockholders of the Bank and certain local community members on or about __________, 1997.

     As a result of the reorganization, the Bank will operate as a subsidiary of the Company. According to Mr. Tignor, "Our day to day operations will not change as a result of the reorganization and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers or stockholders with questions concerning the reorganization should call the Conversion Center at (901) ________________, or visit the Bank's main office at ___________, Lexington, Tennessee.






This is neither an offer to sell nor a solicitation of an offer to buy the stock of Community National Corporation The offer is made only by the Prospectus.
The shares of Common Stock are not deposits or savings accounts and will not be
                                                                         ---
insured by the Federal Deposit Insurance Corporation or any other government agency.

Press Release                         FOR IMMEDIATE RELEASE
                                      ---------------------
                                      For More Information Contact:
                                      Howard Tignor
                                      (901) 968-6624

            COMMUNITY NATIONAL CORPORATION COMPLETES STOCK OFFERING
            -------------------------------------------------------


     Lexington, Tennessee - (________, 1997) Howard Tignor, President of Lexington First Federal Savings Bank (the "Bank"), announced today that Community National Corporation (the "Company"), the proposed stock holding company for the Bank, will complete its initial stock offering on _________, 1997, in connection with the Bank's conversion and reorganization from the mutual holding company corporate structure to the stock holding company corporate structure. ___________ shares were sold at $10.00 per share in connection with the stock offering, and _____________ shares are expected to be issued in exchange for shares of common stock of the Bank.

     On______________, 1997, the Bank's Plan of Conversion and Agreement and Plan of Reorganization was also approved by the voting members of Lexington Federal, and the members of the Bank at a Special Meeting of Stockholders and a Special Meeting of Members, respectively.

     Mr. Tignor indicated that the officers and board of directors of the Company and the Bank want to express their thanks for the response to the stock offering and that the Bank looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The offering was managed by Trident Securities, Inc. The stock will be listed in the National Daily Quotation Bureau "Pink Sheets" under the symbol "_________" commencing on ________, 1997.

                              II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify the Bank's customers, stockholders and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind the Bank's customers and stockholders of the closing date of the subscription offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.


     Trident may feel it is necessary to run more ads in order to remind customers, stockholders and community members of the close of the Subscription/Community Offering.

     Alternatively, Trident may, depending upon the response from the customer and stockholder base, choose to run fewer ads or no ads at all.

Advertisement (A)

--------------------------------------------------------------------------------
 This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange
    Commission, the Office of Thrift Supervision or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, nor has such commission, office or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.


New Issue                                                        _______, 1997
---------

                                _______ Shares

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                     Lexington First Federal Savings Bank,
                              Federal Savings Bank

                           Lexington, Tennessee will
         convert from the mutual holding company form of organization to a federal stock holding company form of organization
                    and become a wholly-owned subsidiary of

                        Community National Corporation

                                 Common Stock

                                _______________

                            Price $10.00 Per Share
                                _______________


                           Trident Securities, Inc.

               For a copy of the prospectus call (901) ________.

     Copies of the Prospectus may be obtained in any State in which this announcement
     is circulated from the undersigned or such other brokers and dealers as may legally offer these securities in such state.
--------------------------------------------------------------------------------

Advertisement (B)

--------------------------------------------------------------------------------

              LEXINGTON FIRST FEDERAL SAVINGS BANK'S CUSTOMERS,
                                 STOCKHOLDERS
                       AND MEMBERS OF THE GENERAL PUBLIC

                       _____________, IS THE DEADLINE TO
                 ORDER STOCK OF COMMUNITY NATIONAL CORPORATION


  Shareholders and certain customers of Lexington First Federal Savings Bank, Federal Savings Bank (the "Bank") and members of the general public have the opportunity to invest in the Bank by subscribing
            for common stock in its proposed stock holding company
                        COMMUNITY NATIONAL CORPORATION

                 A Prospectus relating to these securities is
                   available at our office or by calling our
               Stock Information Center at (901) _____________.

                This announcement is not an offer to sell or a solicitation of an offer to buy the stock of Community National Corporation. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured
                 by the Federal Deposit Insurance Corporation
                        or any other government agency.


--------------------------------------------------------------------------------

                      III.  Question and Answer Brochure



A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members and stockholders of the Bank.

     2.   Question and Answer brochures are available at the Bank.

     3. Question and Answer brochures are distributed in information packets at community meetings.

     4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION

     On ___________, the Boards of Directors of Lexington First Federal Savings Bank, (the "Bank") and Community National Corporation (the "company) unanimously adopted the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") pursuant to which the Mutual Holding Company will convert from mutual to stock form and the Bank will reorganize as a wholly-owned subsidiary of Community National Corporation (the "Company").

     This brochure is provided to answer basic questions regarding the Conversion and Reorganization (herein after defined). Following the Conversion and reorganization, the Bank will continue to provide financial services to its depositors, borrowers and other customers and will operate with its existing management and employees. The Conversion and reorganization will not affect the terms, balances, interest rates or existing federal insurance coverage on the Bank's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Bank.

     For complete information regarding the Conversion and Reorganization, see the Prospectus dated _________________, 1997. Copies of the Prospectus may be obtained by calling the Conversion Center at (901) ________________________.

Background
----------

     In ____, the Bank reorganized into the mutual holding company structure. In connection with this transaction, the Mutual Holding Company was formed, and the Bank became a public company through an offering of its common stock.

     The primary business of the Mutual Holding Company has been to hold shares of the Bank's common stock (the "Bank Common Stock"). As majority shareholder of the Bank, the Mutual Holding Company holds _______ shares or _______ of the outstanding shares of Bank Common Stock. The remaining shares (the "Public Bank Shares") are traded publicly. They are owned by the Bank's management, customers and members of the general public (collectively, the "Public Stockholders").

     In connection with the Conversion and Reorganization, the Company intends to issue up to ________ shares (which may be increased to __________ shares) of Company common stock (the "Conversion Stock") at a purchase price of $10.00 per share (the "Purchase Price") in a Subscription Offering and Community Offering, if needed, and, if necessary, a Syndicated Community Offering (collectively, the "Offerings"). In addition the shares of the Bank Common Stock held by the Public Stockholders as of the effective date of the Conversion (the "Effective Date") will be converted into shares of Company common stock (the "Exchange Shares") at a stated Exchange Ratio (the "Exchange"). The Public Stockholders will be mailed instructions with regard to effecting the Exchange. The Conversion of the Mutual Holding Company, the Offerings and the Exchange are referred to collectively herein as the "Conversion and Reorganization." As required by Office of Thrift Supervision regulations, members of the

Mutual Holding Company and the Bank's stockholders are being asked to approve the Plan as addressed below in the section entitled "Voting."

1.   Q.  What will be the effect of the Conversion and Reorganization?

     A. . The Company will replace the Mutual Holding Company as the holding company for the Bank.
         . The Public Stockholders will receive common stock of the Company in exchange for their Bank Common Stock.
         . The Company's common stock will be publicly held and will be traded on the over-the-counter "Electronic Bulletin Board" under the symbol "_________."
         .  The Company will issue shares of common stock.

2.   Q.  What is the reason for the Conversion and Reorganization?

     A. In ____, the Bank reorganized into the mutual holding company structure for a number of reasons, including the ability to raise capital on an incremental basis so that new capital could be invested in a controlled manner. If the Bank had undertaken a standard conversion involving the formation of a stock holding company in ____, applicable Office of Thrift Supervision regulations would have required a greater amount of common stock to be sold, resulting in more proceeds than could not have been effectively utilized at the time.

         A principal purpose of the Conversion and Reorganization is to structure the Company in the stock form of organization which is used by most other holding companies of savings institutions and commercial banks. This structure, along with the increased capital resulting from the Offerings, will facilitate possible diversification into other banking-related businesses and will provide the Company with additional flexibility.

         Additionally, the Conversion and Reorganization will result in an increase in the number of outstanding shares of common stock which will increase the likelihood of the development of a more active and liquid trading market.

         The Board of Directors believes that the conversion of the Mutual Holding Company from the mutual to the stock form of organization and the related Offerings and Exchange are consistent with the goal of enhancing value for stockholders and customers.

3. Q. Will the Conversion and Reorganization have any effect on my savings account or loan account with the Bank?

     A. No. Customers will be served in the same offices by the same staff. The Conversion and Reorganization will not affect the amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

4. Q. Will there be changes in directors, officers or employees as a result of the Conversion and Reorganization?

     A. No. Officers and employees of the Bank will continue in their current capacities. The directors of the Bank will serve as the initial directors of the Company.

5. Q. Does the Company anticipate paying cash dividends on the Company's common stock?

     A. While the Company will consider the establishment of a dividend policy following the conversion and reorganization, there is no current intention to pay dividends. The Board will review its dividend policy on a quarterly basis. The Company's ability to pay dividends in the future will depend on the net proceeds retained from the Offerings and on dividends received from the Bank, which is subject to various regulatory restrictions on the payment of dividends.

6.   Q.  How will the proceeds of the Offerings be used?

     A. Net proceeds from the sale of the Conversion Stock are estimated to be between $___ million and $____ million. The Company plans to contribute to the Bank all but $_________ of the net proceeds from the Offerings and retain the remainder of the net proceeds. The Company intends to use the net proceeds retained by the Company will initially be to invested in short-term interest-bearing deposits and marketable securities. Funds retained by the Company may be used to support the future expansion of operations and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion or acquisitions. Subject to applicable limitations, such funds also may be used in the future to repurchase shares of common stock. Funds contributed to the Bank from the Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to service the borrowing and other financial needs of the communities it serves.


                        VOTING - YOUR VOTE IS IMPORTANT

The Mutual Holding Company's Members (as defined below) are being asked to approve the Plan, which was adopted by the Boards of Directors of the Bank, the Mutual Holding Company and the Company and approved by the Office of Thrift Supervision. The Bank's shareholders are also being asked to approve the Plan. A copy of the Plan of Conversion may be obtained from any Bank office or by calling the Conversion Center.

Voting on the Plan does not affect deposit or loan accounts at the Bank, and does not obligate customers or shareholders to purchase stock in the Offerings.

7.   Q.  Which customers of the Bank are being asked to vote on the Plan?

     A. Depositors of the Bank as of _____________, 1997 and borrowers of the Bank as of __________ who continue to be borrowers as of ___________, 1997 (the "Members"). The Members have been provided with Proxy Cards and Proxy Statements describing the Plan.

         Each depositor Member will be entitled to cast one vote for each $100 or fraction thereof of the withdrawable value of any savings accounts in the Bank as of _____________, 1997. Each borrower Member will be entitled to cast one vote, in addition to any number of votes to which such Member is entitled to as holder of a savings account. The maximum number of votes eligible to be cast by a Member may not exceed 1,000. The affirmative vote of a majority of the total votes eligible to be cast is required for approval of the Plan.

         In accordance with Office of Thrift Supervision regulations, Members are being solicited to vote. The Board of Directors urges Members to vote FOR the Plan. Not voting will have the same effect as a vote against the Plan. Without sufficient favorable votes, the Conversion and Reorganization cannot be completed. In that event, funds submitted by investors in connection with the Offerings would be promptly returned, with interest.

8.   Q.  Which stockholders of the Bank may vote on the Plan?

     A. Public Stockholders of the Bank as of __________, 1997. These stockholders have been provided with a Proxy Statement describing the Plan of Conversion and Reorganization and have also received Proxy Cards. The affirmative vote of at least a majority of the votes cast by Public Stockholders and two thirds of the outstanding Bank Common Stock (including shares held by the Mutual Holding Company) is required for approval of the Plan. The Board of Directors urges stockholders to vote FOR the Plan.

9.   Q.  How do I vote by proxy?

     A. Please read the Proxy Statement that you received. You may vote by completing, signing and returning the Proxy Card in the Proxy Return Envelope provided.

     Please respond promptly.

10.  Q.  Why may I have received several Proxy Cards?

     A. If you have more than one deposit or loan account at the Bank, you could receive more than one informational packet and each packet should
         -----
         contain a separate Proxy Card, depending on the ownership structure of your accounts.

         If you owned shares of the Bank Common Stock under more than one registration, you will receive more than one informational packet and each packet should contain a separate Proxy Card. PLEASE VOTE, SIGN AND PROMPTLY RETURN ALL PROXY CARDS.

11.  Q.  Am I obligated to purchase stock if I vote in favor of the Plan?

     A. No. To purchase stock in the Offerings, you must place an order and make a payment.

                                 THE OFFERINGS

Investment in common stock involves certain risks. Before making an investment decision, please carefully read the enclosed Prospectus, including the section entitled "Risk Factors."

12.  Q.  Who may purchase Conversion Stock in the Offerings?

     A. The Offerings consist of (i) a Subscription Offering to certain past and current customers of the Bank, directors, officers and employees of the Mutual Holding Company and the Bank and the Public Stockholders and
         (ii) Community Offering, if needed, to certain members of the general public, with preference given to natural persons residing in ___________ Counties, Tennessee.

         The Conversion Stock is being offered in the following order of priority: (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on _______________ ("Eligible Account Holders"); (ii) depositors of the Bank with account balances of $50.00 or more as of the close of business on _____________ ("Supplemental Eligible Account Holders"); (iv) depositors of the Bank as of the close of business on _________, 1997 (other than Eligible Account Holders and Supplemental Eligible Account Holders) ("Other Members"); (v) directors, officers and employees of the Bank ; and
         (vi) Public Stockholders.

         To the extent that share remain available for purchase, a Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice but may not terminate later than _______, 1997. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the primary parties to accept or reject such purchases in whole or in part. Preference will be given in the Community Offering to permanent residents of ____________ Counties, Tennessee.

13.  Q.  What is the price per share?

     A. The shares of Conversion Stock are being offered at a Purchase Price of $10.00 per share. All subscribers will pay the same price per share. No commission will be charged.

14. Q. How was the offering range and Purchase Price of the Conversion Stock determined?

     A.  Federal regulations require that the aggregate purchase price of the
                                              ---------
         common stock in the Offerings be consistent with an independent appraisal of the pro forma value of the Bank and the Company. The appraisal, dated ___________, 1997 was conducted by Ferguson & Co., a firm experienced in valuations of financial institutions. The appraisal indicated an estimated aggregate pro forma market value of $__________ (the "Independent Valuation"). Because the Public Stockholders will continue to hold the same aggregate percentage ownership interest in the Company as they held in the Bank, the Appraisal was multiplied by the Company's percentage interest in the Bank to determine the midpoint of the valuation price range (the "Valuation Price Range"), of $________. The Board of Directors of the Band and the Company have determined to offer the common stock at a purchase price of $10.00 per share. Based on this price and the independent valuation, the Company is offering a range of between approximately $_________ and $_________ of common stock, or between ________ shares and ________ shares of common stock, subject to a potential ____ increase to ________ shares.

         Upon consummation of the Conversion and Reorganization, shares issued in the Offerings will represent approximately ______ of shares outstanding, while shares issued pursuant to the Exchange will represent approximately _______ of outstanding shares. Assuming the sale of ________ shares, the midpoint of the Valuation Price Range, it is anticipated that there will be _________ shares of common stock outstanding upon consummation of the Conversion including shares to be issued in the Exchange.

         The Independent Valuation will be updated at the conclusion of the Offerings. In the event that less than 282,625 shares are sold in the Offerings, a resolicitation of subscribers may be necessary. Resolicitation will also be necessary in the event that more than 439,731 shares are issued in the Offerings.

15. Q. When does the Subscription Offering and, if any, the Community Offering terminate?

     A. The Subscription Offering will terminate at 12:00 p.m. Central Time, on __________, 1997, unless the Offerings are extended. The Community Offering may not terminate later than ______, 1997.

16.  Q.   How do I purchase Conversion Stock in the Offerings?

     A. Please carefully read and complete the Stock Order Form. The Bank is not required to accept copies of Stock Order Forms. You may hand deliver the Stock Order Form to any Bank office, or you may use the enclosed Order Form Reply Envelope. Your stock order form must be received by the Bank no later than 12:00 PM, Central time on __________, 1997. Payment may be made by check or money order or by authorization of withdrawal from your Bank passbook or certificate of deposit account(s). A hold will be placed on the designated account(s) for the authorized amount(s). Withdrawal will be made at the consummation of the Conversion. Any applicable penalty for early withdrawal will be waived.

17.  Q.   Will I receive interest on funds I submit?

     A. Yes. Funds received will be placed in a segregated account at the Bank, and interest will be paid at the Bank's passbook rate until the Offerings are consummated. With respect to authorized account withdrawals, interest will continue to accrue at the account's contractual rate until the Offerings are consummated.

18.  Q.   How may I purchase the common stock through a Bank IRA?

     A. If you have an IRA at the Bank, you will need to transfer your existing relationship to an independent trustee authorized to hold self-directed IRA accounts. Please call the Conversion Center for assistance in transferring your account or establishing a new self-directed IRA for the purchase of stock. Because IRA-related procedures take time, you must contact the Conversion Center by ______, 1997 to facilitate your request.

19.  Q.   What is the minimum and maximum number of shares that I may subscribe for in the Offerings?

     A. The minimum purchase is 25 shares. No person of entity, together with associates and persons acting in convert, may, directly or indirectly subscribe for or purchase in the offerings more than 5.0% of the total number of shares offered (19,118 shares at the maximum of the valuation price range).

20.  Q.   What will happen to my order if orders are received for more stock than is available?

     A. In the event of an oversubscription, shares will be allocated according to federal regulations and the Bank's Plan of Conversion.

          Because qualifying deposits are utilized in allocating shares, each Eligible Account Holder and Supplemental Eligible Account Holder should be sure to list on the Stock Order Form all deposit accounts in which he or she had an ownership interest at the applicable date.

21.  Q.   Will the Company's common stock be insured by the Federal Deposit
          Insurance Corporation?

     A.   No.  Stock cannot be insured by the Federal Deposit Insurance
          Corporation.

22.  Q.   Are directors and officers purchasing conversion stock in the
          Offerings?

     A. Yes. In the Offerings, they expect to purchase an aggregate of _______ shares. After exchange of their Bank common stock for Company common stock, directors and executive officers are expected to own _____% of the outstanding common stock of the Company, assuming the sale of ___________ shares in the Offerings.

23.  Q.   When will I receive my stock certificate for shares I purchased in the
          Offerings?

     A. Stock certificates will be mailed as soon as practicable after the Offerings are consummated. Please be aware that you may not be able to sell the shares you purchased until you have received a stock certificate.

24.  Q.   How may I purchase or sell shares in the future?

     A. You may purchase or sell shares through a stockbroker. The Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTS "Electronic Bulletin Board" under the symbol "_________." It is expected that the Company's common stock will be more liquid than the Bank's common stock has been, because there will be a significantly larger number of shares owned by the public. There can be no assurance, however, than an active and liquid market for the common stock will be maintained.

                                 THE EXCHANGE

Upon the Effective Date, trading in the Bank Common Stock will cease. Each Public Stockholder as of the Effective Date will be contacted for the purpose of exchanging Public Bank Shares for shares of Company common stock. Please refer to the Prospectus for a detailed discussion of the Exchange.

25.  Q.   What is the Exchange?

     A. Each share of Bank Common Stock owned by Public Stockholders on the Effective Date will automatically be converted into shares of the Company's common stock pursuant to an exchange ratio ("Exchange Ratio").

26.  Q.   How was the Exchange Ratio determined?

     A. The Exchange Ratio was derived to ensure that each Public Stockholder will own approximately the same percentage of the Company's common stock as he owned of the Bank's Common Stock. The Public Stockholders currently own ____% of the Bank Common Stock. Based on this percentage and on the midpoint of the offering range of _______ shares, the Exchange Ratio is expected to be ______ shares, of the Company's common stock for each share of the Bank's Common Stock. If the offering range is increased to __% above the maximum to __________1 shares, the Exchange Ratio would increase to ______.

27.  Q.   How will the Exchange be accomplished?

     A. As of the Effective Date, the shares of the Bank Common Stock held by the Mutual Holding Company will be canceled, and the shares of Bank Common Stock owned by Public Stockholders will no longer be accepted for transfer on the Bank's books. As soon as practicable, the Bank will send transmittal forms to Public Stockholders. The transmittal forms are expected to be mailed promptly following the Effective Date and will contain instructions with respect to the surrender of certificates representing the Bank Common Stock to be exchanged for the Company's common stock. It is expected that certificates for shares of the Company's common stock will be distributed promptly after receipt of the properly executed transmittal forms. Cash will be issued in lieu of fractional shares.

          Shareholders should not forward certificates until they receive instructions.


                           MUTUAL TO STOCK CONVERSION
                           --------------------------

28.  Q.   How can I get further information concerning the Conversion?

     A.   You may call the Stock Information Center at (   ) __________________
          for further information or to request a copy of the Prospectus, a Stock Order Form or a Proxy Card.

     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMUNITY NATIONAL CORPORATION COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY
CALLING THE CONVERSION CENTER AT (   ) _______________.

     THE SHARES OF COMMUNITY NATIONAL CORPORATION COMMON STOCK BEING OFFERED IN THE OFFERINGS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                   IV. Officer and Director Support Brochure

A.   Explanation

     An Officer and Director Brochure merely highlights in brochure form the investment commitments shown in the Prospectus.

B.   Quantity

     An Officer and Director brochure is proposed to be sent out in the initial mailing to all customers and stockholders of the Bank along with the Prospectus.

                        DIRECTOR AND EXECUTIVE OFFICER
                             INVESTMENT COMMITMENT


                                                   Proposed Purchases of         Total Common Stock
                                                     Conversion Stock                to be Held
                                                     ----------------                ----------

                       Number of Exchange                      Number of      Number of      Percentage
Name                   Shares to be Held(1)        Amount       Shares         Shares         of Total
----                   --------------------        ------       ------         ------         --------






All directors and
 executive officers of
 the Bank as a group
 (eight persons)

See page 79 in SB-2

                                V. IRA Mailing



A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers and stockholders that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer or stockholder that this process is slightly more detailed and involves a personal visit to the Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer or stockholders of the Bank. These letters would be mailed following OTS approval for the conversion and after each customer or stockholder has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - See following page.

                Lexington First Federal Savings Bank Letterhead



                                     ________, 1997

Dear Individual Retirement Account Participant:

     As you know, Lexington First Federal Savings Bank (the "Bank") is in the process of converting from the mutual holding company form of organization and has formed a new stock company, Community National Corporation (the "Company") to hold all of the stock of the Bank. Through the conversion, certain current and former customers and stockholders have the opportunity to purchase shares of common stock of the Company in a Subscription Offering. The Company currently is offering up to _______ shares, subject to adjustment, of the Company at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at the Bank, you have an opportunity to become a shareholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

     If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Center at (901) ___________________. Because it may take several days to process the necessary IRA forms, you must contact the Conversion Center by _______, 1997 to accommodate your interest.

                                     Sincerely,



                                     Howard Tignor
                                     President

This letter is neither an offer to sell nor a solicitation of an offer to buy Community National Corporation, Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. The shares of Community National Corporation, Common Stock are not deposits and will not be insured by the
                                                    ---
Federal Deposit Insurance Corporation or any other governmental agency.

                      VI. Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to the Bank's customers, stockholders and members of the local community that the stock sale is underway and (2) to remind the customers and stockholders of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

     Approximately 1 - 2 Lobby posters will be used at the office of the Bank

C.   Example

C.                                                                  POSTER
                                                                     OR
                                                                    COUNTER CARD



                        Community National Corporation

                      Proposed Stock Holding Company for

                     Lexington First Federal Savings Bank


                           "STOCK OFFERING MATERIALS
                                AVAILABLE HERE"


                          Subscription Offering Ends

                                ________, 1997

                               VII. Invitations


A.   Explanation

     In order to educate the public about the stock offering, Trident may hold several Community Meetings in various locations. In an effort to target a group of interested investors Trident requests that each Director of the Bank submit a list of friends that he would like to invite to a Community Meeting.

     Prospectuses are given to each prospect at the Community meeting.

B.   Quantity and Method of Distribution

     Each Director submits a list of their prospects. An invitation is mailed to each director's prospect.

                      The Directors, Officers & Employees

                                      of

                     Lexington First Federal Savings Bank

                             cordially invite you

                        to attend a brief presentation

                        regarding the stock offering of

                  the Bank's proposed stock holding company,

                        Community National Corporation

                               Please join us at

                                     Place

                                    Address

                                      on

                                     Date

                                    at Time

                              for hors d'oeuvres

R.S.V.P.
(901) _________________

                                 VIII. Letters


A.   Explanation

     Once the application for conversion has been approved by the OTS, Trident will send out a series of three letters to the Officer's and Director's targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a Prospectus as soon as they are available.

B.   Method of Distribution

     Each Director submits his list of prospects. Each prospect is sent the series of three letters all during the Subscription and Community Offering.

C.   Examples

     1.    Introductory letter
     2.    A.   Thank you letter
                or
           B.   Sorry you were unable to attend letter
     3.    Final reminder letter

                                                                       Example 1


                             (Introductory Letter)

               (Lexington First Federal Savings Bank Letterhead)

                                 _______, 1997


Name
Address
City, State, Zip

Dear Name:

     You have probably read recently in the newspaper that Lexington First Federal Savings Bank (the "Bank") will soon be converting from the mutual holding company form of organization to full stock holding company form. This conversion is the biggest step in the history of the Bank in that it allows customers, community members, employees and directors the opportunity to subscribe for stock in our new holding company - Community National Corporation(the "Company").

     I have enclosed a Prospectus and a Stock Order Form which will allow you to subscribe for shares and possibly become a stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Bank in order to review the Conversion and Reorganization and the merits of becoming a stockholder of the Company. You will receive an invitation shortly.

     I hope that if you have any questions you will feel free to call me or the Bank's Conversion Center at (901) _____________. I look forward to seeing you at our presentation.

                                         Sincerely,




                                         Director


     The shares of Common Stock offered in connection with the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

     This is not an offer to sell nor a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                      Example 2A



                              (Thank You Letter)

               (Lexington First Federal Savings Bank Letterhead)

                               ___________, 1997



Name
Address
City, State, Zip

Dear Name:

     On behalf of the Board of Directors and management of Lexington First Federal Savings Bank, I would like to thank you for attending our recent presentation regarding the stock offering of Community National Corporation. We are enthusiastic about the stock offering and look forward to completing the Subscription Offering and the Community Offering on _______, 1997.

     As discussed at our meeting, the Board of Directors and management are committed to the goal of a profitable future as a local community financial institution.

     I hope that you will join me in being a stockholder, and once again thank you for your interest.

                                         Sincerely,



                                         Howard Tignor
                                         President



     The shares of Common Stock offered in connection with the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

     This is not an offer to sell nor a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                      Example 2B


                       (Sorry You Were Unable to Attend)

               (Lexington First Federal Savings Bank Letterhead)


                             _______________, 1997


Name
Address
City, State, Zip

Dear Name:

     I am sorry you were unable to attend our recent presentation regarding Lexington First Federal Savings Bank (the "Bank") from the mutual holding company form of organization to stock form. The Board of Directors and management are committed to building long term stockholder value, and as a group we will own approximately ______ shares of Community National Corporation We are enthusiastic about the stock offering and look forward to completing the Subscription offering and the Community Offering on _______, 1997.

     We have established a Conversion Center to answer any questions regarding the conversion and stock offering. Should you require any assistance between now and _______, I encourage you either to stop by any office of the Bank or to call our Conversion Center at (901) ____________.

     I hope you will join me in becoming a stockholder of Community National Corporation.

                                         Sincerely,



                                         Howard Tignor
                                         President


     The shares of Common Stock offered in connection with the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                       Example 3



                            (Final Reminder Letter)

               (Lexington First Federal Savings Bank Letterhead)

                               ___________, 1997



Name
Address
City, State, Zip

Dear Name:

     Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in Community National Corporation, the proposed stock holding company for Lexington First Federal Savings Bank, I hope you will join me in becoming a stockholder in Tennessee's newest publicly owned financial institution holding company.

     The deadline for subscribing for shares to become a stockholder is _______, 1997. If you have any questions, I hope you will call our Conversion Center at
(901) __________________.

     Once again, I look forward to having you join me as a stockholder of Community National Corporation.

                                         Sincerely,


                                         Howard Tignor
                                         President


     The shares of Common Stock offered in connection with the conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                 IX. Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors and stockholders who have not previously returned their signed proxy.

     The target vote depositors and stockholders are determined by the conversion agent and registrar.

B.   Example

B.   Example

--------------------------------------------------------------------------------

                                 P R O X Y G R A M


                     Lexington First Federal Savings Bank




YOUR VOTE ON OUR PLAN OF CONVERSION AND AGREEMENT AND PLAN OF REORGANIZATION HAS
---------                                                                    ---
NOT BEEN RECEIVED.
-----------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT.  IT
                                                                          --
WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL DEPOSIT INSURANCE
---------------------------------------------------------------------------
CORPORATION.
-----------

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO LEXINGTON FIRST FEDERAL SAVINGS BANK TODAY.  PLEASE VOTE ALL PROXY
                                                                       ---
CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION AND AGREEMENT AND PLAN OF REORGANIZATION. THANK YOU.


                                       THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                         LEXINGTON FIRST FEDERAL SAVINGS BANK

--------------------------------------------------------------------------------

                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                FOR FURTHER INFORMATION CALL (   ) __________.